For Immediate Release
     August 7, 2019

Aleris Reports Second Quarter 2019 Results
CLEVELAND, Ohio – August 7, 2019 – Aleris Corporation today reported results for the three and six months ended June 30, 2019.

Second Quarter Summary

▪	Net income of $25 million compared to net loss of $47 million in the second quarter of 2018

▪	Record Adjusted EBITDA of $108 million compared to $85 million in the second quarter of 2018

▪	Global aerospace volumes increased on strong demand and growth in Asia Pacific

▪	Global automotive volumes up due to increased shipments from North America automotive assets while Europe automotive volumes unfavorably impacted by regional demand softness

▪	Favorable metal environment and improved rolling margins in North America

▪	Liquidity of approximately $408 million as of June 30, 2019

Third Quarter Outlook

▪	Third quarter 2019 segment income and Adjusted EBITDA expected to be comparable sequentially and higher than the third quarter of 2018

▪	Global aerospace volumes expected to benefit from strong demand

▪	North America automotive sales expected to continue to increase based on committed volumes

▪	Continued softness expected for European automotive and heat exchanger end-uses

▪	Favorable year-over-year rolling margins and metal spreads expected in North America

“We are pleased with our strong performance in the first half of the year, delivering record adjusted EBITDA driven primarily by strong aerospace volumes and an overall shift toward higher value products in a favorable metal environment,” Sean Stack, Aleris Chairman and CEO said. “We expect that momentum to continue as we further realize the full potential of the strategic investments we’ve made in our automotive and aerospace capabilities and the added value they bring to our customers around the world.”

	For the three months ended		For the six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons of finished product shipped	232	235	453	444
Revenue	$917	$931	$1,794	$1,733
Commercial margin (1)	$414	$368	$801	$693
Segment income	$117	$121	$219	$193
Net income (loss)	$25	$(47)	$(9)	$(42)
Adjusted EBITDA (1)	$108	$85	$193	$138
(1) See the attached tables for a reconciliation to the applicable GAAP measure.
Second Quarter 2019 Results
Net income was $25 million in the second quarter of 2019 compared to net loss of $47 million in the second quarter of 2018. Adjusted EBITDA was a record $108 million, up from $85 million in the second quarter of 2018. Second quarter net income and Adjusted EBITDA were affected by the following:

▪	improved rolling margins and favorable metal spreads increased Adjusted EBITDA approximately $35 million;

▪
an improved mix of products sold was partially offset by a slight decrease in total volumes, increasing Adjusted EBITDA approximately $1 million. The improved mix of products sold resulted primarily from a 20 percent increase in global aerospace shipments, which benefited from strong demand and growth in Asia Pacific. In addition, global automotive volumes increased 56 percent, as shipments from our new North America automotive assets more than offset unfavorable demand impacting our Europe automotive volumes. Total volumes were unfavorably impacted by decreases of 39 percent, 16 percent and 7 percent in North America distribution, European heat exchanger and North America building and construction volumes, respectively; and

▪
inflation and certain costs previously classified as start-up expense that are now classified within Adjusted EBITDA (as discussed below) combined to more than offset productivity gains at our continuous cast operations, and decreased Adjusted EBITDA approximately $13 million.

In addition to the factors affecting Adjusted EBITDA discussed above, net income was also favorably impacted by:

▪	debt extinguishment costs of $49 million incurred in the prior year period that did not recur in the current year period;

▪
a $32 million favorable change in unrealized derivative gains and losses (approximately $12 million of unrealized gains in the second quarter of 2019 compared to $20 million of unrealized losses in the second quarter of 2018). Unrealized derivative gains and losses are combined with realized gains and losses on a single line in our Consolidated Statements of Operations. The realized derivative gains and losses are generally included in Adjusted EBITDA; and

▪
a $20 million decrease in start-up costs, as the North America autobody sheet (“ABS”) project at our Lewisport, Kentucky facility (the “North America ABS Project”) substantially exited the start-up phase during the third quarter of 2018 (the majority of the costs considered start-up expense in the prior year have been absorbed within Adjusted EBITDA, impacting the volume and productivity discussions above).

These favorable changes to net income were partially offset by:

▪
a $26 million unfavorable variation in metal price lag (no metal price lag in the second quarter of 2019 compared to $26 million favorable metal price lag in the second quarter of 2018). Metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales net of hedge gains and losses. Second quarter 2018 metal price lag was primarily due to the increasing North America Midwest Premium during the first six months of 2018;

▪
a gain of $12 million recorded in the second quarter of 2018 related to the bankruptcy reorganization of Real Industry, Inc. pursuant to which we received common stock of the successor company and cash valued at $12 million in aggregate upon its emergence from bankruptcy ($11 million of which was distributed to our stockholders through a special property dividend of such common stock), net of related expenses;

▪	a $6 million increase in interest expense resulting primarily from increased borrowings related to the refinancing completed late in the second quarter of 2018;

▪	a $4 million increase in business development costs related to the Merger (discussed below); and

▪	a $4 million increase in the tax provision.
In the second quarter of 2019, capital expenditures were $20 million compared to $21 million in the second quarter of 2018. We expect 2019 capital spending of approximately $120 million to $140 million, including the $54 million spent through the second quarter of 2019.
As of June 30, 2019, Aleris had liquidity of approximately $408 million, which consisted of approximately $324 million of availability under our ABL Facility, $77 million of cash on hand and $6 million of cash restricted for the payment of the China Loan Facility. Both our borrowing base and ABL Facility utilization may fluctuate on a monthly basis due, in part, to changes in seasonal working capital and aluminum prices.
North America
North America segment income increased to $74 million in the second quarter of 2019 from $72 million in the second quarter of 2018. Segment Adjusted EBITDA increased to $76 million in the second quarter of 2019 from $55 million in the second quarter of 2018. Performance drivers for segment income and segment Adjusted EBITDA included:

▪	improved rolling margins combined with favorable metal spreads and scrap availability increased segment Adjusted EBITDA approximately $34 million;

▪
a 1 percent increase in volumes increased segment Adjusted EBITDA approximately $1 million. Automotive volumes were up significantly as shipments of autobody sheet from our Lewisport facility continue to increase. The impact of the increasing autobody sheet shipments on segment Adjusted EBITDA was negatively impacted by costs that were classified as start-up expense in the prior year. In addition, truck trailer volumes increased 19 percent on favorable demand. These increases were partially offset by a 39 percent decrease in distribution volumes as the Lewisport facility continues to shift capacity to ABS products, and a 7 percent decrease in building and construction volumes as we continue to see choppiness in the housing market;

▪
the volume increase described above was more than offset by an unfavorable year-over-year change in manufacturing cost absorption of approximately $5 million. The prior year’s results benefited from an inventory build at our Lewisport facility as part of the automotive ramp-up which led to improved manufacturing cost absorption. We did not recognize such favorable absorption benefits in the current year period; and

▪
cost inflation, primarily from wages, and unfavorable productivity combined to decrease segment Adjusted EBITDA approximately $9 million. The unfavorable productivity included the absorption of costs that were considered start-up expenses in the prior year, which more than offset productivity in our continuous cast operations.

As the North America ABS Project substantially exited the start-up phase during the third quarter of 2018, and as autobody sheet shipments continue to increase, we expect that the North America segment’s quarter-over-quarter operating performance will not be impacted as significantly by the negative productivity experienced in the first half of 2019.
In addition to the factors above, segment income was impacted by a $19 million unfavorable variance in metal price lag.
Europe
Europe segment income was $33 million in the second quarter of 2019 compared to $42 million in the second quarter of 2018. Segment Adjusted EBITDA was $32 million in the second quarter of 2019 compared to $34 million in the second quarter of 2018. Performance drivers for segment income and segment Adjusted EBITDA included:

▪
a favorable product mix more than offset a 5 percent decrease in volumes, increasing segment Adjusted EBITDA approximately $3 million. The favorable product mix resulted primarily from both a 13 percent increase in aerospace volumes and an improved mix of aerospace products sold. The increase in aerospace volumes was offset by 16 percent and 11 percent decreases in heat exchanger and automotive volumes, respectively, where we have seen weakness in demand;

▪
cost inflation, primarily wages, and unfavorable productivity decreased segment Adjusted EBITDA approximately $5 million. The unfavorable productivity resulted from lower production requirements from the weaker automotive demand; and

▪	the net impact of currency changes decreased segment Adjusted EBITDA approximately $1 million.
In addition to the factors above, segment income was impacted by a $7 million unfavorable variance in metal price lag.
Asia Pacific
Asia Pacific segment income increased to $9 million in the second quarter of 2019 from $7 million in the second quarter of 2018. Segment Adjusted EBITDA increased to $9 million in the second quarter of 2019 from $6 million in the second quarter of 2018. The primary performance drivers for segment income and segment Adjusted EBITDA were an improved mix of products sold, resulting from a 37 percent increase in aerospace shipments, that increased segment Adjusted EBITDA approximately $2 million and the net impact of currency changes that increased segment Adjusted EBITDA approximately $1 million.
Potential Acquisition of Aleris Corporation
On July 26, 2018, we announced that we entered into a definitive agreement to be acquired by Novelis Inc., a subsidiary of Hindalco Industries Limited, for approximately $2.6 billion, including the assumption of the Company’s outstanding indebtedness (the “Merger”). The Merger is expected to close in the fourth quarter of calendar year 2019, subject to customary regulatory approvals and closing conditions. There can be no assurance that the Merger will be consummated on the expected timing or at all.
Year-to-Date Results

Key financial highlights for the six months ended June 30, 2019 include:

▪
Revenues of $1,794 million compared to $1,733 million for the prior year period. The increase was attributable to increased volumes and an improved mix of products sold, primarily related to an increase in aerospace and automotive volumes, as well as improved rolling margins. These increases were partially offset by lower average aluminum prices included in our invoiced prices and the unfavorable impact of exchange rates on the translation of revenues.

▪
Net loss of $9 million compared to a net loss of $42 million in the prior year period. Higher Adjusted EBITDA, a decrease in debt extinguishment costs and lower start-up costs (the majority of which have been absorbed into Adjusted EBITDA as discussed above) were partially offset by an unfavorable change in unrealized gains on derivatives, increased interest expense, increased business development costs and the non-recurrence of the gain recorded in the prior year related to the Real Industry, Inc. bankruptcy reorganization.

▪
Adjusted EBITDA increased to $193 million from $139 million in the prior year period. Increased volumes and an improved mix of products sold, improved rolling margins and a favorable metal environment in North America were partially offset by inflation and the absorption of start-up costs into Adjusted EBITDA.

▪
Cash used by operating activities totaled $40 million in the current year period compared to cash used by operating activities of $107 million in the prior year period. The current year cash used by operating activities related to $93 million of cash from earnings, more than offset by cash used to fund a $132 million increase in net operating assets.

▪	Capital expenditures were $54 million in the current year period compared to $52 million in the prior year period.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on August 7, 2019 at 9:00 a.m. Eastern Time. Sean M. Stack, chairman and chief executive officer, and Eric M. Rychel, executive vice president, chief financial officer and treasurer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and asking for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about the Merger and our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund operations, capital expenditures and debt service obligations, as well as statements regarding trade cases, tariffs and other future governmental actions. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions or divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-uses, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) increases in the cost, or limited availability, of raw materials and energy; (5) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (6) our ability to generate sufficient cash flows to fund our operations and capital expenditure requirements and to meet our debt obligations; (7) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry end-uses we serve; (8) our ability to retain the services of certain members of our management; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (12) variability in general economic or political conditions on a global or regional basis; (13) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (14) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (15) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (16) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed facilities; (17) our ability to access credit or capital markets; (18) the possibility that we may incur additional indebtedness in the future; (19) limitations on operating our business and incurring additional indebtedness as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under our outstanding indebtedness; (20) risks related to the Merger, including the possibility that the Merger may not be consummated; and (21) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin (collectively, the “Non-GAAP Measures”) as performance metrics and believes these measures provide additional information commonly used by the holders of the 2023 Junior Priority Notes and parties to our Term Loan Facility and the ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the credit agreement governing the Term Loan Facility and the indenture governing the 2023 Junior Priority Notes. Adjusted EBITDA, including the impact of metal price lag, is a component of certain financial covenants under the credit agreement governing the ABL Facility. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss before interest income and expense, provision for and benefit from income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring charges, currency exchange gains and losses on debt, stock-based compensation expense, start-up costs, loss on extinguishment of debt and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the credit agreement governing the Term Loan Facility and the indenture governing the 2023 Junior Priority Notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the ABL Facility also limits the amount of adjustments for restructuring charges and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

The Non-GAAP Measures, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate the Non-GAAP Financial Measures by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance, and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, the Non-GAAP Financial Measures are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use the Non-GAAP Financial Measures in addition to, and not as an alternative for, net income and loss, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. The Non-GAAP Financial Measures have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.

Website Posting
We use our investor website (investor.aleris.com) as a channel of distribution of Company information. The information we post through this channel may be deemed material. Accordingly, investors should monitor this channel, in addition to following our press releases, Securities and Exchange Commission ("SEC") filings, and public conference calls and webcasts. The content of our website is not, however, a part of this press release.
About Aleris
Aleris is a privately held, global leader in aluminum rolled products production. Headquartered in Cleveland, Ohio, Aleris operates 13 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Revenues	$916.7	$930.6	$1,793.7	$1,732.9
Cost of sales	806.1	829.2	1,605.0	1,569.0
Gross profit	110.6	101.4	188.7	163.9
Selling, general and administrative expenses	53.5	49.9	105.7	100.5
Restructuring charges	0.6	0.9	1.6	1.9
(Gains) losses on derivative financial instruments	(18.6)	21.3	(11.8)	(12.7)
Other operating expense, net	0.3	0.3	0.8	1.0
Operating income	74.8	29.0	92.4	73.2
Interest expense, net	40.6	34.7	79.8	68.5
Debt extinguishment costs	—	48.9	—	48.9
Other expense (income), net	2.2	(11.6)	2.5	(11.2)
Income (loss) before income taxes	32.0	(43.0)	10.1	(33.0)
Provision for income taxes	7.4	3.9	18.9	9.3
Net income (loss)	$24.6	$(46.9)	$(8.8)	$(42.3)

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Segment income:
North America	$74.4	$71.6	$131.5	$113.1
Europe	33.1	42.3	69.7	70.6
Asia Pacific	9.3	6.7	17.7	9.1
Total segment income	116.8	120.6	218.9	192.8

Depreciation and amortization	(35.1)	(34.1)	(69.7)	(68.8)
Other corporate general and administrative expenses	(16.9)	(11.5)	(31.8)	(22.7)
Restructuring charges	(0.6)	(0.9)	(1.6)	(1.9)
Interest expense, net	(40.6)	(34.7)	(79.8)	(68.5)
Unallocated gains (losses) on derivative financial instruments	11.9	(20.2)	(19.0)	13.4
Unallocated currency exchange losses	(0.7)	(2.5)	—	(1.3)
Start-up costs	(2.6)	(22.9)	(5.9)	(38.9)
Loss on extinguishment of debt	—	(48.9)	—	(48.9)
Other (expense) income, net	(0.2)	12.1	(1.0)	11.8
Income (loss) before income taxes	$32.0	$(43.0)	$10.1	$(33.0)

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Metric tons of finished product shipped:
North America	141.9	140.3	269.7	259.8
Europe	82.3	87.3	168.3	172.7
Asia Pacific	8.2	8.5	16.9	14.9
Intra-entity shipments	(0.6)	(1.0)	(1.7)	(3.0)
Total metric tons of finished product shipped	231.8	235.1	453.2	444.4

Revenues:
North America	$540.6	$524.8	$1,030.7	$939.4
Europe	336.9	370.8	684.5	735.9
Asia Pacific	42.5	42.4	87.0	74.0
Intra-entity revenues	(3.3)	(7.4)	(8.5)	(16.4)
Consolidated revenues	$916.7	$930.6	$1,793.7	$1,732.9

Commercial margin(1):
North America	$239.4	$197.8	$448.6	$360.0
Europe	153.8	150.1	311.3	300.4
Asia Pacific	20.3	19.8	41.4	32.7
Total commercial margin(2)	$413.6	$367.7	$801.3	$693.1

Commercial margin per metric ton shipped:
North America	$1,686.8	$1,410.1	$1,663.1	$1,386.0
Europe	1,868.0	1,720.0	1,850.3	1,739.9
Asia Pacific	2,472.6	2,332.4	2,444.5	2,187.9

Segment Adjusted EBITDA(1):
North America(3)	$76.5	$54.7	$126.7	$88.8
Europe	31.5	33.7	67.3	60.6
Asia Pacific	8.8	6.4	17.4	8.5
Corporate	(8.8)	(10.0)	(18.7)	(19.4)
Total Adjusted EBITDA	$108.0	$84.8	$192.7	$138.5

Segment Adjusted EBITDA per metric ton shipped:
North America	$538.7	$390.2	$469.9	$341.8
Europe	383.1	385.6	400.1	350.7
Asia Pacific	1,071.9	748.1	1,030.1	569.4
Aleris Corporation	465.9	360.8	425.2	311.6

(1) See the following tables for a reconciliation to the applicable GAAP measure.
(2) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(3) Segment Adjusted EBITDA excludes start-up operating expenses and losses incurred during the start-up period. For the three months ended June 30, 2019 and 2018, start-up costs were $2.9 million and $19.8 million, respectively. For the six months ended June 30, 2019 and 2018, start-up costs were $6.1 million and $34.3 million, respectively.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	June 30, 2019	December 31, 2018
Current Assets
Cash and cash equivalents	$77.2	$108.6
Accounts receivable, net	394.9	308.8
Inventories	763.0	772.9
Prepaid expenses and other current assets	39.9	62.7
Total Current Assets	1,275.0	1,253.0
Property, plant and equipment, net	1,354.4	1,395.0
Intangible assets, net	31.5	32.5
Deferred income taxes	60.2	60.2
Other long-term assets	74.4	38.7
Total Assets	$2,795.5	$2,779.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$323.9	$374.8
Accrued liabilities	192.0	198.1
Current portion of long-term debt	67.9	21.9
Total Current Liabilities	583.8	594.8
Long-term debt	1,917.1	1,906.4
Deferred revenue	58.3	65.0
Deferred income taxes	6.9	0.9
Accrued pension benefits	161.7	163.7
Accrued postretirement benefits	29.1	29.6
Other long-term liabilities	72.4	46.1
Total Long-Term Liabilities	2,245.5	2,211.7
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized; 32,380,867 shares issued at June 30, 2019 and December 31, 2018	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	434.3	431.8
Retained deficit	(301.0)	(292.2)
Accumulated other comprehensive loss	(167.4)	(167.0)
Total Equity	(33.8)	(27.1)
Total Liabilities and Equity	$2,795.5	$2,779.4

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Operating activities
Net income (loss)	$24.6	$(46.9)	$(8.8)	$(42.3)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	35.1	34.1	69.7	68.8
Provision for deferred income taxes	3.1	0.2	5.2	1.8
Stock-based compensation expense	2.5	0.3	2.5	0.7
Unrealized (gains) losses on derivative financial instruments	(12.0)	20.2	18.9	(13.5)
Amortization of debt issuance costs	2.3	0.6	4.6	1.3
Loss on extinguishment of debt	—	48.9	—	48.9
Non-cash gain	—	(11.1)	—	(11.1)
Other	1.5	2.7	0.7	2.3
Changes in operating assets and liabilities:
Change in accounts receivable	20.8	(50.1)	(87.6)	(134.5)
Change in inventories	2.1	(43.1)	7.9	(104.0)
Change in other assets	4.8	20.0	0.9	1.6
Change in accounts payable	(30.5)	(3.2)	(40.3)	41.7
Change in accrued and other liabilities	18.7	(44.6)	(13.2)	31.4
Net cash provided (used) by operating activities	73.0	(72.0)	(39.5)	(106.9)
Investing activities
Payments for property, plant and equipment	(20.0)	(21.4)	(53.7)	(51.5)
Other	(0.2)	0.2	(0.2)	—
Net cash used by investing activities	(20.2)	(21.2)	(53.9)	(51.5)
Financing activities
Proceeds from revolving credit facilities	—	86.4	136.3	220.3
Payments on revolving credit facilities	(52.5)	(182.7)	(63.8)	(272.7)
Proceeds from notes and term loans, net of discounts	—	1,483.0	—	1,483.0
Payments on term loan and notes, including premiums	(2.8)	(1,286.7)	(5.5)	(1,286.7)
Net payments on other long-term debt and finance leases	(1.2)	(2.0)	(5.8)	(5.8)
Debt issuance costs	—	(18.4)	—	(18.4)
Net cash (used) provided by financing activities	(56.5)	79.6	61.2	119.7
Effect of exchange rate differences on cash, cash equivalents and restricted cash	—	(2.6)	(0.1)	(0.7)
Net decrease in cash, cash equivalents and restricted cash	(3.7)	(16.2)	(32.3)	(39.4)
Cash, cash equivalents and restricted cash at beginning of period	87.0	84.8	115.6	108.0
Cash, cash equivalents and restricted cash at end of period	$83.3	$68.6	$83.3	$68.6

Cash and cash equivalents	$77.2	$65.9	$77.2	$65.9
Restricted cash (included in “Prepaid expenses and other current assets”)	6.1	2.7	6.1	2.7
Cash, cash equivalents and restricted cash	$83.3	$68.6	$83.3	$68.6

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net Income (Loss) and Cash Flows Provided (Used) by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Adjusted EBITDA	$108.0	$84.8	$192.7	$138.5
Unrealized gains (losses) on derivative financial instruments	12.0	(20.2)	(18.9)	13.5
Restructuring charges	(0.6)	(0.9)	(1.6)	(1.9)
Unallocated currency exchange gains on debt	(0.7)	(2.4)	0.1	(1.3)
Stock-based compensation expense	(2.5)	(0.3)	(2.5)	(0.7)
Start-up costs	(2.6)	(22.9)	(5.9)	(38.9)
Favorable metal price lag	—	25.9	7.4	34.9
Loss on extinguishment of debt	—	(48.9)	—	(48.9)
Other	(5.9)	10.7	(11.7)	9.1
EBITDA	107.7	25.8	159.6	104.3
Interest expense, net	(40.6)	(34.7)	(79.8)	(68.5)
Provision for income taxes	(7.4)	(3.9)	(18.9)	(9.3)
Depreciation and amortization	(35.1)	(34.1)	(69.7)	(68.8)
Net income (loss)	24.6	(46.9)	(8.8)	(42.3)
Depreciation and amortization	35.1	34.1	69.7	68.8
Provision for deferred income taxes	3.1	0.2	5.2	1.8
Stock-based compensation expense	2.5	0.3	2.5	0.7
Unrealized (gains) losses on derivative financial instruments	(12.0)	20.2	18.9	(13.5)
Amortization of debt issuance costs	2.3	0.6	4.6	1.3
Loss on extinguishment of debt	—	48.9	—	48.9
Non-cash gain	—	(11.1)	—	(11.1)
Other	1.5	2.7	0.7	2.3
Change in operating assets and liabilities:
Change in accounts receivable	20.8	(50.1)	(87.6)	(134.5)
Change in inventories	2.1	(43.1)	7.9	(104.0)
Change in other assets	4.8	20.0	0.9	1.6
Change in accounts payable	(30.5)	(3.2)	(40.3)	41.7
Change in accrued and other liabilities	18.7	(44.6)	(13.2)	31.4
Net cash provided (used) by operating activities	$73.0	$(72.0)	$(39.5)	$(106.9)

Aleris Corporation

Reconciliation of Segment Income to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
North America
Segment income	$74.4	$71.6	$131.5	$113.1
Unfavorable (favorable) metal price lag	2.0	(16.9)	(4.8)	(24.3)
Segment Adjusted EBITDA (1)	$76.5	$54.7	$126.7	$88.8

Europe
Segment income	$33.1	$42.3	$69.7	$70.6
Favorable metal price lag	(1.5)	(8.6)	(2.4)	(10.0)
Segment Adjusted EBITDA (1)	$31.5	$33.7	$67.3	$60.6

Asia Pacific
Segment income	$9.3	$6.7	$17.7	$9.1
Favorable metal price lag	(0.5)	(0.4)	(0.2)	(0.6)
Segment Adjusted EBITDA (1)	$8.8	$6.4	$17.4	$8.5

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.

Aleris Corporation

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
North America
Revenues	$540.6	$524.8	$1,030.7	$939.4
Hedged cost of metal	(303.2)	(310.1)	(577.3)	(555.1)
Unfavorable (favorable) metal price lag	2.0	(16.9)	(4.8)	(24.3)
Commercial margin	$239.4	$197.8	$448.6	$360.0

Europe
Revenues	$336.9	$370.8	$684.5	$735.9
Hedged cost of metal	(181.6)	(212.1)	(370.8)	(425.5)
Favorable metal price lag	(1.5)	(8.6)	(2.4)	(10.0)
Commercial margin	$153.8	$150.1	$311.3	$300.4

Asia Pacific
Revenues	$42.5	$42.4	$87.0	$74.0
Hedged cost of metal	(21.7)	(22.2)	(45.4)	(40.7)
Favorable metal price lag	(0.5)	(0.4)	(0.2)	(0.6)
Commercial margin	$20.3	$19.8	$41.4	$32.7

Aleris Corporation
Revenues	$916.7	$930.6	$1,793.7	$1,732.9
Hedged cost of metal	(503.1)	(537.0)	(985.0)	(1,004.9)
Favorable metal price lag	—	(25.9)	(7.4)	(34.9)
Commercial margin	$413.6	$367.7	$801.3	$693.1